FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-21

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]

Sent: Monday, January 28, 2019 11:54 AM

Subject: BMARK 2019-B9 -- New Issue Announcement (Public)

BMARK 2019-B9 New Issue Announcement (Public)

$728.129mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:	Citigroup, J.P. Morgan, and Deutsche Bank Securities
Co-Managers:	Academy Securities & The Williams Capital Group, L.P.

						U/W NOI
Class	S&P/Fitch/DBRS/KBRA	Size($mm)	C/E	WAL(yr)	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)/AAA(sf)	15.600	30.000%	2.86	43.5%	14.9%
A-2	AAA(sf)/AAAsf/AAA(sf)/AAA(sf)	15.800	30.000%	4.81	43.5%	14.9%
A-3	AAA(sf)/AAAsf/AAA(sf)/AAA(sf)	8.867	30.000%	7.00	43.5%	14.9%
A-4*	AAA(sf)/AAAsf/AAA(sf)/AAA(sf)	*	30.000%	*	43.5%	14.9%
A-5*	AAA(sf)/AAAsf/AAA(sf)/AAA(sf)	*	30.000%	*	43.5%	14.9%
A-AB	AAA(sf)/AAAsf/AAA(sf)/AAA(sf)	32.000	30.000%	7.30	43.5%	14.9%
A-S	NR/AAAsf/AAA(sf)/AAA(sf)	61.901	22.625%	9.92	48.1%	13.4%
B	NR/AA-sf/AA(sf)/AA(sf)	38.820	18.000%	9.92	51.0%	12.7%
C	NR/A-sf/A(sf)/A-(sf)	39.869	13.250%	9.92	54.0%	12.0%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

Expected Range of Class Sizes Expected Range of WAL

A4: 100.000mm - 240.000mm         9.67 - 9.77

A5: 275.272mm - 415.272mm         9.85

Collateral Summary
Initial Pool Balance:	$883.517mm
Number of Mortgage Loans:	50
Number of Mortgaged Properties:	88
Average Cut-off Date Mortgage Loan Balance:	$17.670mm
Weighted Average Mortgage Interest Rate:	5.02182%
Weighted Average Remaining Term to Maturity/ARD (months):	117
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	62.2%
Weighted Average Maturity Date/ARD LTV Ratio:	58.1%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	1.72x
Weighted Average Debt Yield on Underwritten NOI:	10.4%
% of Mortgaged Properties with Single Tenants:	20.3%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	10.9%

Property Type:	40.4% Office, 20.1% Retail, 10.3% Hospitality, 10.2% Industrial, 8.7% Multifamily, 7.3% Self Storage, 3.0% Mixed Use

Top 5 States:	19.6% NY, 9.1% AZ, 8.7% IL, 7.3% NJ, 6.8% CA
Risk Retention:	Vertical

Master Servicer:	Wells Fargo Bank, National Association
Special Servicer:	LNR Partners, LLC
Operating Advisor:	Park Bridge Lender Services LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Pricing:	Week of 1/28/2019
Anticipated Closing:	2/14/2019
Roadshow Schedule:	Tuesday, January 29th

Boston, MA - Breakfast Meeting
-Boston Harbor Hotel (John Philips Salon)
-70 Rowes Wharf, Boston, MA
-8:30AM ET, January 29th

Hartford, CT - Lunch Meeting
-Max Downtown (Everett Private Dining Room)
-185 Asylum Street, Hartford, CT
-12:30PM ET, January 29th

<Term Sheet>

<Annex A>

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.